UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On the evening of October 19, 2011, Regis Corporation distributed the following information to its employees:

Dear Associates,

The past few weeks have been busy for us all, and I want you to know how appreciative I am of your continued hard work and dedication to our Company.  The Regis Board and management team have been working diligently and remain firmly committed to our recently approved initiatives to improve Regis’ customer experience and our overall financial performance.  You continue to play an invaluable role in this effort.  We know that we can look to you every day to remain focused on continuing to strengthen Regis’ position as the global leader in hair care.

I wanted to keep you informed about our ongoing situation with a dissident shareholder, Starboard.  For over two months, Regis has attempted to reach a settlement with Starboard that the Company believes would be a reasonable resolution and in the best interests of our stakeholders.  Despite the Company’s willingness to work with Starboard, it remains intent on pursuing a proxy contest.

As you know, the Company’s Annual Meeting of Shareholders is scheduled for Thursday, October 27th, and it is fast approaching.  This Annual Meeting is particularly important for our Company as Starboard is seeking to elect its own three nominees.  We believe that electing Starboard’s three nominees is not in the best interests of the Company.  On behalf of your Board and management team, we are confident in our business and look forward to Regis’ future prospects.

As the Annual Meeting approaches, we ask those of you who are shareholders to remember that each and every vote counts, and we appreciate your support.  The Regis Board urges all shareholders to promptly vote “FOR” the highly qualified Regis nominees on the GOLD proxy card—by phone, by Internet or by mail.

If you have any questions about how to vote your shares, please feel free to contact Innisfree M&A Incorporated, which is assisting Regis in this matter, toll-free at (877) 750-5837.

We will continue to keep you updated as the situation develops.  I appreciate your continued focus on serving our customers and improving and strengthening our business.

Kindest regards,

Randy